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                                                 EXHIBIT 4(a)(xi)

                         AMENDMENT NO. 6
                               TO
                        CREDIT AGREEMENT

      This Amendment No. 6 ("Amendment"), dated as of June 30, 1999, is among ONEIDA LTD., a New York corporation (the "Borrower"), THE CHASE MANHATTAN BANK (successor by merger to The Chase Manhattan Bank, N.A. and Chemical Bank), as agent under the Credit Agreement referred to below ("Agent"), and the Banks which are of have become parties to the Credit Agreement referred to below ("Banks").

                         R E C I T A L S

      A. The Borrower, the Agent and the Banks are or have become parties to a Credit Agreement dated as of January 19, 1996 which has been amended by Amendment No. 1 dated as of September 25, 1996, Amendment No. 2 dated as of November 1, 1996, Amendment No. 3 dated as of January 24, 1997, Waiver and Amendment No. 4 dated as of September 14, 1998, and Amendment No. 5 dated as of February 19, 1999 (as amended, hereafter referred to as the "Credit Agreement").

       B. Borrower incurred pre-tax non-cash restructuring charges of approximately $22,000,000 in the fiscal quarter ending May 31, 1999. Borrower has requested that the Agent and Banks amend Section 6.11 and Exhibit G of the Credit Agreement to eliminate the effects of these restructuring charges, and also amend Section 6.17(a) of the Credit Agreement.

     NOW, THEREFORE, the parties agree as follows:

      1.    Definitions.   All capitalized  terms  used  in  this
Amendment which are not otherwise defined shall have the meanings given to those terms in the Credit Agreement.

     2.   Amendment of Credit Agreement.

          (a) Section 6.11 of the Credit Agreement is amended to read as follows:

               For the period of four consecutive fiscal quarters immediately prior to the execution of this Agreement and for each period of four consecutive fiscal quarters while any Note is outstanding, the Borrower will maintain Consolidated Income
                Available for Interest Charges at not  less  than 200%
               of Consolidated Interest Charges, provided that Consolidated Income Available for Interest Charges for  the  quarter ending May 31,  1999  shall  be increased by the amount of $22,000,000.

          (b) Section 6.17(a) of the Credit Agreement is amended to read as follows:

               The ratio of Total Funded Debt of the Borrower and its Restricted Subsidiaries to Consolidated Adjusted Tangible Net Worth shall not exceed the following amounts at the end of any fiscal quarter;

                1.95 to 1.0 at the end of the fiscal quarter ending July 31, 1999; and

                1.75 to 1.0 at the end of the fiscal quarter ending October 30, 1999; and

                1.45 to 1.0 at the end of the fiscal quarter ending January 29, 2000 and at the end of each subsequent fiscal quarter thereafter.

           (c) Exhibit G of the Credit Agreement is amended to add the following sentence at the end thereof:

               For purposes of this Exhibit G, Consolidated Cash
               Flow for the quarter ending May 31, 1999 shall be increased by the amount of $22,000,000.

       3.     Representations  and  Warranties.    The   Borrower
represents and warrants to the Agent and the Banks that:

          (a) Each of the representations and warranties made by the Borrower in the Credit Agreement is true and correct on and as of the date of this Amendment (except that Schedule E thereto does not reflect additional liens, permitted under the Credit Agreement, which were created after the date thereof).

          (b) No Default or event of Default has occurred and is continuing.

           (c) This Amendment has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms.

      4. Effectiveness. This Amendment shall become effective as of the date set forth above upon the Agent's receipt of a counterpart of this Amendment duly executed and delivered by the Borrower, the Agent, and each of the Banks.

     5. Confirmation of Credit Agreement. Except as amended by this Amendment, all the provisions of the Credit Agreement (as previously amended) remain in full force and effect from and after the date hereof, and the Borrower hereby ratifies and confirms the Credit Agreement and each of the documents executed in connection therewith. From and after the date hereof, all references in the Credit Agreement to "this Agreement", "hereof", "herein", or similar terms, shall refer to the Credit Agreement as amended by this Amendment.

      6. Counterparts. This Amendment may be signed in any number of courterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                              THE CHASE MANHATTAN BANK
                              (as Agent and as Bank)

                              By: /s/ JOSEPH H. ODDO, JR.
                                   Joseph H. Oddo, Jr.
                                   Vice President


                              NATIONSBANK,N.A.

                              By: /s/ W. LAWRENCE HESS
                                   W. Lawrence Hess
                                   Managing Director


                              HSBC BANK, USA
                              (successor to Marine Midland Bank)

                              By: /s/ JOHN R. PENNISI
                                   John R. Pennisi
                                   Vice President


                              ONEIDA LTD.

                              By: /s/ EDWARD W. THOMA
                                   Edward W. Thoma
                                   Senior Vice President